Exhibit 10.31

July 3, 2019

Mike Ragen

CFO/COO, Pactiv

Dear Mike:

As we have discussed, a critical component of our ongoing business strategy for Reynolds Consumer Products will be to explore opportunities for the business that could lead to an Initial Public Offering (IPO) of the business or potentially a divestiture of the associated business entities. Your assistance is needed by Reynolds as we work through this process to help prepare the business for a successful transaction. In light of this, we are offering you a special Transaction Success bonus (“Bonus”) that will become payable if a successful IPO is concluded or if there is a sale of the business by June 30, 2020.

If the transaction is completed, your potential bonus will be $270,000. Fifty percent (50%) of this bonus ($135,000) will be paid to you 30 days after the effective date of an IPO or the closing date of a sale, so long as you do not voluntarily leave your employment during that time. You will be paid the remaining fifty percent (50%) of this bonus six (6) months after the effective date of an IPO or the closing date, so long as you do not voluntarily leave your employment during that time. This bonus is a gross amount and is subject to all applicable tax withholding requirements. This bonus will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

Because of the significance of this strategic effort it is of utmost importance that you keep this offer and all its terms entirely confidential.

Thank you for your willingness to assist the team during this endeavor and for your help in ensuring the success of this very important process for Reynolds Consumer Products.

Sincerely,

/s/ Steve Estes

Chief HR Officer

Rank Group